CUSIP No. 81424D109                                          Page 14 of 32 Pages


                                                                       EXHIBIT 7

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

PL CAPITAL, LLC, a Delaware limited liability )
company,  THE FINANCIAL EDGE FUND,            )
L.P., a Delaware limited partnership, THE     )
FINANCIAL EDGE - STRATEGIC FUND,              )
L.P., a Delaware limited partnership,         )
RICHARD J. LASHLEY, and JOHN WM.              )
PALMER,                                       )
                                              )
                         Plaintiffs,          )    C.A. No. 19068
                                              )
          vs.                                 )
                                              )
MARY BETH BONAVENTURA, JOHN P.                )
HYLAND, HOWARD O. CYRUS, DR.                  )
PETER  FERRINI, TULA KAVADIAS,                )
ROBERT L. LAUER, LAWRENCE R.                  )
PARDUCCI, PHILIP T. RUETH, ROBERT A.          )
VELLUTINI, and SECURITY FINANCIAL             )
BANCORP, INC., a Delaware corporation,        )
                                              )
                         Defendants.

                        AMENDED COMPLAINT FOR INJUNCTIVE
                         RELIEF AND DECLARATORY JUDGMENT
                         -------------------------------

     Plaintiffs PL Capital, LLC ("PL Capital"), the Financial Edge Fund, L.P., the Financial Edge - Strategic Fund, L.P., Richard J. Lashley ("Lashley"), and John Wm. Palmer ("Palmer"; collectively, the "Plaintiffs" or "Plaintiff Stockholders"), by and through their counsel Richards, Layton & Finger, P.A., and Foley & Lardner, allege for their Amended Complaint herein as follows:

                              Nature of the Action
                              --------------------
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CUSIP No. 81424D109                                          Page 15 of 32 Pages

     1. This is an action for declaratory relief arising from the failure of the defendants to give and to cause to be disseminated effective public notice of the upcoming annual meeting ("2001 Annual Meeting") of stockholders of Security Financial Bancorp, Inc. ("SFBI" or the "Company") and the Director Defendants' stubborn refusal to allow an allegedly "late" notice of intent to nominate a slate of directors to be placed before the stockholders at the upcoming 2001 Annual Meeting resulting in the denial of Plaintiffs' and all other stockholders' right freely to exercise their franchise to make a meaningful choice between competing slates of directors at the 2001 Annual Meeting. As described more fully below, SFBI purportedly made public disclosure of the 2001 Annual Meeting on July 13, 2001, (the "Purported 2001 Notice"). The Purported 2001 Notice was not filed as an attachment to a Form 8-K with the Securities and Exchange Commission ("SEC"), nor was it, or is it now, available on the Company's website, the Edgar Service of the SEC, or the NASDAQ website. Indeed, the Purported 2001 Notice does not appear on any news service sites which Plaintiffs are aware of including, but not limited to, Bloomberg, Reuters, Dow Jones, Yahoo, AOL, CNBC, SNL Securities, American Banker, Chicago Tribune and others including those sites to which the Company claims to have sent such notice.

     2. Compounding matters, SFBI then purported to issue a press release on August 27, 2001, announcing, inter alia, the date of the 2001 Annual Meeting which it then filed on a Form 8-K on August 29, 2001. In fact, however, although dated August 27, 2001, the press release was never considered by the SFBI board of directors (the "Board" or "Board of Directors") until the evening of August 28, 2001, and was therefore not issued on August 27, 2001. Defendants have now thoroughly botched the notice required by SFBI's bylaws. Nominations are either

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CUSIP No. 81424D109                                          Page 16 of 32 Pages


closed, or due 10 days from August 27, 2001, or 10 days from August 29, 2001, or alternatively nominations are still open -- stockholders have no way of knowing. Either purposefully or through sheer incompetence, Defendants have further confused matters and breached their duties.

     3. SFBI's bylaws, filed with the SEC on September 19, 1999 (the "By-Laws") provide the following procedures for providing timely notice of intent to nominate directors before an annual meeting of stockholders: 1.

          To be timely, a stockholder's notice must be delivered or mailed to and received at the principal executive offices of the Corporation not less than ninety (90) days prior to the date of the annual meeting; provided, however, that in the event that less than one hundred (100) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

By-Laws, Article I, Section 6(c) (emphasis supplied) (the "Advance Nomination By-Law"). A true and correct copy of the SFBI By-Laws is attached hereto as Exhibit A.

     4. As noted above, the Company's Purported 2001 Notice -- dated July 13, 2001 -- was neither "mailed" nor was it "publicly disclosed" as contemplated and required by the Advance Nomination By-Law. Yet, upon receiving a Notice of Intent to Nominate by a stockholder which was purportedly received after July 24, 2001, the Board of Directors voted to reject the notice of intent to nominate as "untimely."

     5. All stockholders of the Company have been and will be deprived of the right to avail themselves of the absolute period for nominating directors contained in the Advance Nomination By-Law and the right to choose in the electoral process among competing slates of

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CUSIP No. 81424D109                                          Page 17 of 32 Pages


directors. By this Complaint, Plaintiffs, in their capacity as stockholders, ask this Court to declare that the Purported 2001 Notice did not comply with the Advance Nomination By-Law of the Company, that the period during which stockholders may act to nominate competing slates of directors remains open until no less than 10 days after proper notice is given, and that Defendants have breached their fiduciary duties.

                                   The Parties
                                   -----------

     6. Plaintiffs Lashley and Palmer are managing members of PL Capital, a Delaware limited liability company with its principal place of business in Naperville, Illinois. PL Capital is the general partner of The Financial Edge Fund, L.P., a Delaware limited partnership and The Financial Edge-Strategic Fund, L.P., a Delaware limited partnership. In their representative and individual capacities, the Plaintiff Stockholders are either record holders, beneficial owners and/or control and exercise sole voting authority with respect to approximately nine (9) percent of SFBI's outstanding shares with a current market value of more than $3 million. Messrs. Lashley and Palmer are also directors of SFBI.

     7. Defendant SFBI is a Delaware corporation with its principal place of business located in St. John, Indiana. SFBI is engaged in the financial services business. Upon information and belief, as of August 1, 2001, SFBI had issued and outstanding approximately 1.9 million shares of common stock held by numerous stockholders of record.

     8. Defendants Mary Beth Bonaventura, John P. Hyland, Howard O. Cyrus, Dr. Peter Ferrini, Tula Kavadias, Robert L. Lauer, Lawrence R. Parducci, Philip T. Rueth and Robert A. Vellutini, are all members of the Board of Directors. Collectively, Lashley, Palmer and the Director Defendants constitute the entire Board of Directors of the Company.

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CUSIP No. 81424D109                                          Page 18 of 32 Pages


                   SFBI's First Annual Meeting of Stockholders
                   -------------------------------------------

     9. On or about January 5, 2000, SFBI made its initial public offering of securities pursuant to which it issued approximately 1.9 million shares, thus becoming a public reporting company. At all relevant times, SFBI was and is in the business of providing banking services to the general public.

     10. On or about July 7, 2000, SFBI filed a Form 8-K with the SEC attaching a press release announcing its 2000 annual meeting of stockholders to be held on October 19, 2000 (the "2000 Notice"). The Director Defendants clearly demonstrated thereby that they were and are fully aware of how to achieve public dissemination of an announcement when they choose to do so. A true and correct copy of the 2000 Notice is attached hereto as Exhibit B. 1.

     11. The Company's By-Laws do not define the phrase "public disclosure." However, "public disclosure" has recently been defined as "furnishing to or filing with the Commission a Form 8-K ... disclosing that information." See Regulation FD, ss.ss. 243.100 & 243.101(e). The SEC's definition of "public disclosure" is entirely consistent with SFBI's prior practice of issuing notice in preparation for its first annual meeting of stockholders in October 2000. 12. In connection with the October 2000 Annual Meeting, the Plaintiffs exercised their fundamental rights as stockholders by nominating and soliciting proxies for the election of their own candidates to SFBI's Board of Directors. In response, the Company agreed to expand the Board of Directors from nine (9) to eleven (11) members, and to seat Messrs. Palmer and Lashley on the Board.

                      Second Annual Meeting Of Stockholders
                      -------------------------------------
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CUSIP No. 81424D109                                          Page 19 of 32 Pages


     13. Six months later, on or about March 9, 2001 -- well in advance of the 2001 Annual Meeting -- SFBI received a stockholder proposal from Vincent Cainkar ("Cainkar"), an SFBI stockholder, to be included in the SFBI proxy statement at the 2001 Annual Meeting.

     14. Three months later, on or about June 22, 2001, SFBI objected to Cainkar's stockholder proposal, notifying the SEC of its intent to omit the proposal from SFBI's proxy materials for the 2001 Annual Meeting and requesting the SEC's confirmation that it would not recommend enforcement action against SFBI for omitting the proposal. The SEC subsequently ruled against SFBI and required inclusion of Cainkar's proposal. A copy of the SEC's no action letter in this regard is attached hereto as Exhibit C. 1.

     15. On or about June 26, 2001, the SFBI Board of Directors met and set a meeting date of October 23, 2001, for the 2001 Annual Meeting. Despite the latter Board decision, the Company took no steps whatsoever to announce or publically disseminate the date of its 2001 Annual Meeting at that time.

                               The "Secret" Notice
                               -------------------

     16. More than two weeks after deciding to set the Company's meeting date for October 23, 2001, the Company finally purported to disclose publically notice of this fact.

     17. On July 13, 2001, SFBI purported to issue a press release announcing its October 23, 2001 meeting date. On information and belief, SFBI officers did this by faxing a one page "press release" to Dow Jones and e-mailing a copy to Bloomberg. However, rather than pay the nominal fee charged to ensure dissemination of such information, SFBI chose instead to "save" the fee and effectively keep the date of its 2001 Annual Meeting a secret.

CUSIP No. 81424D109                                          Page 20 of 32 Pages


     18. Likewise, breaking with prior tradition, the Company did not file its one page release with the SEC on a Form 8-K.

     19. Indeed, although the Company maintains an internet website, it even failed to post the notice on its own site.

                      The "Rejected" Stockholder Nomination
                      -------------------------------------

     20. As described in greater detail below, Plaintiff Stockholders have, notwithstanding the exercise of diligence, been unable to obtain any record of the Company's secret notice from any public source whatsoever.

     21. Shortly thereafter, in an SNL Securities (www.snl.com) article dated July 16, 2001 (the "SNL Article"), Mr. Cainkar was quoted as stating: "I've been talking to candidates and I figure I'll get a slate of three candidates together to run for the board." A true and correct copy of the SNL Article is attached hereto as Exhibit D. 1.

     22. On information and belief, on or after July 24, 2001, SFBI received correspondence dated July 16, 2001, from Cainkar (the "Cainkar Notice of Intent to Nominate"), indicating his intent to nominate three (3) opposition candidates for election to the Board of Directors at the 2001 Annual Meeting. A true and correct copy of the Cainkar Notice of Intent to Nominate is attached hereto as Exhibit E.

     23. Because Cainkar's notice of intent to nominate three directors at the 2001Annual Meeting was received more than ten (10) days following the alleged dissemination of the Purported 2001 Notice, the Board of Directors, at its July 30, 2001, meeting, voted to reject the Cainkar Notice of Intent to Nominate as "untimely" pursuant to the By-Laws. Based on the advice of Company officers that notice of the Company's meeting had been properly

CUSIP No. 81424D109                                          Page 21 of 32 Pages


disseminated, Lashley originally voted in favor of the Board's determination that the Cainkar Notice of Intent to Nominate was "untimely." Plaintiff Palmer, however, voted against such determination.

     24. Immediately following the July 30, 2001, meeting of the Board of Directors, Plaintiffs searched the news services to which SFBI claimed to have sent the Purported 2001 Notice. In addition, Plaintiffs searched over twenty
(20) other investor and news sites, the SFBI website, the SEC Edgar service, and the NASDAQ website. Plaintiffs found no record of the Purported 2001 Notice. On or about July 31, 2001, in light of the lack of effective public disclosure of the 2001 Annual Meeting, Plaintiff Lashley wrote to the President and CEO of SFBI requesting that the Board of Directors reconsider the Cainkar Notice of Intent to Nominate. A true and correct copy of the correspondence from Lashley dated July 31, 2001 ("July 31, 2001, Correspondence") is attached hereto as Exhibit F. 1.

     25. On or about August 3, 2001, the full Board of Directors of SFBI met via conference call. Despite Plaintiff Lashley's July 31, 2001, Correspondence describing the failure to provide reasonable and proper notice of the 2001 Annual Meeting, a majority of the Board (with plaintiffs Lashley and Palmer dissenting) took the position that the Purported 2001 Notice satisfied the Advance Nomination By-Law. The Board then voted to reaffirm its rejection of the Cainkar Notice of Intent to Nominate. Now aware of the true facts, including the utter lack of any public disclosure or dissemination of the meeting date, plaintiffs Lashley and Palmer voted against rejection.

     26. On August 3, 2001, SFBI informed Cainkar that the Cainkar Notice of Intent to Nominate had been rejected as "untimely," pursuant to the By-Laws.

CUSIP No. 81424D109                                          Page 22 of 32 Pages


     27. In a letter dated August 7, 2001 ("August 7, 2001, Correspondence"), Cainkar responded to SFBI's rejection of his nomination. A true and correct copy of the August 7, 2001, Correspondence is attached hereto as Exhibit G. In the August 7, 2001, Correspondence, Cainkar stated that he neither had received nor had been able to locate any record of the Purported 2001 Notice. Moreover, Cainkar noted that SFBI had neither filed the press release with a form 8-K (as it had in 2000), nor did SFBI send him a copy of the press release containing the Purported 2001 Notice, despite his request (as a stockholder) that he receive all press releases issued by the Company. See Exhibit G.

     28. In response, on or about August 9, 2001, SFBI sent a letter to Cainkar notifying him that SFBI's Board of Directors again reaffirmed its rejection of Cainkar's notice of intent to nominate directors as "untimely", reiterating its position that its 2001 Notice satisfied the requirements of the Company's By-Laws. See August 9, 2001, SFBI letter to Cainkar, attached hereto as Exhibit H.

CUSIP No. 81424D109                                          Page 23 of 32 Pages


       The Second Secret Press Release and the August 29, 2001 8-K Filing
       ------------------------------------------------------------------

     29. The Board of Directors of the Company held a meeting on August 28, 2001. At that meeting, the Board discussed, among other things, a draft press release announcing the filing of this lawsuit. Plaintiffs Palmer and Lashley were present at the August 28 Board meeting.

     30. In connection with the August 28, 2001 Board meeting, management caused to be circulated to the Board a form of draft press release, dated, in draft, August 29, 2001. The draft press release, as originally prepared and circulated to the Board contained the false, misleading and inappropriate title "SECURITY FINANCIAL BANCORP, INC. ANNOUNCES FILING A LAWSUIT." The draft press release also announced the date of the annual meeting of the Company.

     31. At the August 28 Board meeting, Plaintiffs pointed out to the other members of the Board that it was they who had filed a lawsuit, not the Company, and that the press release, as presented to them, gave the false and misleading impression that the Company was a plaintiff, and not a defendant in that lawsuit. As a result of Plaintiffs' comments, the draft press release was revised. As revised, the title read "SECURITY FINANCIAL BANCORP, INC. ANNOUNCES THE FILING OF A LAWSUIT AGAINST THE COMPANY." (Emphasis supplied).

     32. On August 29, the Company filed a Form 8K with the Securities and Exchange Commission which announced the date of the annual meeting; announced the fact that the Company had received the Cainkar Notice; announced the filing of this lawsuit, and then falsely referred to an attached press release dated "August 27, 2001." (The Company's August 29 Form 8K is attached hereto as
Exhibit I). 1.

CUSIP No. 81424D109                                          Page 24 of 32 Pages


     33. The press release attached to the Form 8K was, in fact, the press release as revised by the full Board of Directors on August 28, which contained the correct, rather than the false and misleading title. Thus, it could not have been released on August 27, 2001, as falsely implied on the Form 8K. 34. Moreover, Plaintiffs have again searched the internet, including 26 widely used investor and news sources, and there is no record of the new press release, other than as an attachment to the Form 8K.

     35. Stockholders who are following the Company's federal filings are therefore faced with four choices: either the time in which to nominate directors has passed, or it passes 10 days from August 27, or it passes 10 days from August 29, or it has not yet passed. The Company's filing of a false and misleading Form 8K has created this untenable situation.

                                     Count I
                                     -------
                            (For Declaratory Relief)

     36. Plaintiff Stockholders reallege and incorporate by reference paragraphs 1 through 35 of this Complaint as if fully set forth herein.

     37. A fundamental right of ownership of shares of a Delaware corporation is the right to vote on matters of importance to the corporation, including who should sit on the board of directors and govern the corporation. Another fundamental right of ownership is the stockholders' right to nominate individuals for election to the Board of Directors.

     38. Where, as here, stockholders' rights to nominate candidates for election to the board of directors is constrained by an advance nomination by-law, proper and reasonable public

CUSIP No. 81424D109                                          Page 25 of 32 Pages


dissemination of notice of a corporation's annual meeting of stockholders is essential to the fair exercise of franchise rights by the company's stockholders.

     39. SFBI has asserted to SFBI stockholder Cainker that the Purported 2001 Notice -- dated July 13, 2001 -- was proper and adequate under SFBI's By-Laws. 1.

     40. It is anticipated that any other SFBI stockholder attempting to exercise his, her or its fundamental right to nominate a slate of directors will also be met with the same rejection by a majority of SFBI's Board of Directors.

     41. SFBI's rejection of a stockholder's notice of intent to nominate on the basis that the Purported 2001 Notice of the 2001 Annual Meeting was adequate deprives all stockholders of their fundamental right, not only to nominate directors for election to the Board of Directors, but also to choose between competing slates of directors.

     42. An actual controversy exists as to whether the Company caused adequate public dissemination of the notice of its 2001 Annual Meeting sufficient to trigger the provisions of the Advance Nomination By-Law.

     43. Plaintiff Stockholders have no adequate remedy at law.

                                    COUNT II
                                    --------
                    (Manipulation of the Corporate Franchise)

     44. Plaintiff Stockholders reallege and incorporate by reference paragraphs 1 through 43 of this Complaint as if fully set forth herein.

     45. The Director Defendants' actions in failing to cause any adequate or reasonable dissemination of notice of the meeting date and in asserting the Advance Nomination By-Law as a bar to stockholder nominations in the circumstances of this case, were actions taken with the

CUSIP No. 81424D109                                          Page 26 of 32 Pages


purpose of, and have the effect of, inequitably restraining the power of stockholders to challenge the incumbency of one-third of this staggered Board.

     46. Among other directors whose incumbency is being protected against challenge by virtue of the Director Defendants' inequitable conduct in this case is the Chairwoman of the Board of Directors who would, if the Board complied with the Company's own By-Laws, be forced to defend her stewardship of the Company in a public election contest. 1.

     47. Whether or not the Company's initial attempts to publically disclose the Purported 2001 Notice were reasonable -- which they were not -- the Board's decision to assert the Advance Nomination By-Law as a bar to nominations where it knows with certainty that its prior efforts to cause public disclosure of the Purported 2001 Notice were ineffective constitutes a breach of the Defendant Directors' duty of good faith and an inequitable and improper manipulation of the corporate franchise.

     48. Plaintiff Stockholders have no adequate remedy at law.

                                    COUNT III
                                    ---------
                           (Breach of Fiduciary Duty)

     49. Plaintiff Stockholders reallege and incorporate by reference paragraphs 1 through 48 of this Complaint as if fully set forth herein.

     50. The Director Defendants authorized the filing of a Form 8K with the SEC attaching a press release which was incorrectly dated August 27, 2001. Having chosen to communicate with stockholders of the Company, the Director Defendants had a fiduciary duty to ensure that the communication was accurate.

CUSIP No. 81424D109                                          Page 27 of 32 Pages


     51. The Form 8K and the attached press release are not accurate, as the press release, which is referred to in the text of the Form 8K, is incorrectly dated. The date of the press release is important to stockholders of the Company because, should the Court rule that the original secret press release was not sufficient to trigger the Company's Advance Nomination By-Law, the Company is likely to assert that the purported August 27, 2001 press release triggers the 10 day nomination period under the Company's By-Laws.

     52. As noted above, the press release attached to the Form 8K could not have been released on August 27, because it was not considered by the Board, or corrected in the form finally released, until the evening of August 28 at a meeting of the Board of Directors of the Company. 1.

     53. The Defendant Directors actions in causing the misleading and incorrect Form 8K to be filed constitutes a breach of fiduciary duty by such Defendants.

     54. Plaintiff Stockholders have no adequate remedy at law.

     WHEREFORE, Plaintiffs request that the Court enter its Orders, Judgments and Decrees in their favor and against defendants:

     a. Declaring and decreeing that the Purported 2001 Notice was not adequate "public disclosure" of such notice as required by the Advance Nomination By-Law and that, accordingly, proper notice of the date of the 2001 Annual Meeting has not been given by the Company in accordance with the By-Laws;

     b. Declaring and decreeing that the Director Defendants have breached their fiduciary duties by failing to cause adequate dissemination of the Purported 2001 Notice and by

CUSIP No. 81424D109                                          Page 28 of 32 Pages


then asserting the Advance Nomination By-Law as a purported bar against nomination of directors by stockholders;

     c. Declaring and decreeing that the Director Defendants have breached their fiduciary duties by causing the filing of a false and materially misleading form 8-K;

     d. Enjoining the Director Defendants from asserting August 27, 2001 as a date which triggers Article I, Section 6(c) of the By-Laws;

     e. Enjoining the Director Defendants from asserting August 29, 2001 as a date which triggers Article I, Section 6(c) of the By-Laws;

     f. Awarding Plaintiffs their costs and attorneys fees incurred in prosecuting this litigation; and

CUSIP No. 81424D109                                          Page 29 of 32 Pages



     g. Awarding Plaintiffs such other and further relief as may be proper or appropriate in the circumstances and as equity may require.



                                   -------------------------------
                                   Gregory V. Varallo
                                   Daniel A. Dreisbach
                                   Richard P. Rollo
                                   Richards, Layton & Finger, P.A.
                                   One Rodney Square
                                   Post Office Box 551
                                   Wilmington, DE  19899
                                   (302)-651-7700
                                     Attorneys for PL Capital, LLC, The
                                     Financial Edge Fund, L.P., the Financial
                                     Edge-Strategic Fund, L.P., Richard J.
                                     Lashley, and John Wm. Palmer

CUSIP No. 81424D109                                          Page 30 of 32 Pages



                    OF COUNSEL:

                    Phillip M. Goldberg
                    Lisa L. Tharpe
                    Foley & Lardner
                    330 North Wabash Avenue
                    Suite 3300
                    Chicago, IL   60611
                    (312) 755-1900

Dated:  September 4, 2001